KPMG Peat Marwick LLP
400 Capitol Mall           Telephone 916 448 4700  Telefax   916 554 1199
Sacramento, CA   95814


November 30, 1998

Chief Accountant
Security and Exchange Commission
Washington, DC   20549

Ladies and Gentlemen:

We were previously principal accountants for R.H. Phillips, Inc. and, under the date of March 13, 1998, we reported on the financial statements of R.H. Phillips, Inc. as of December 31, 1997 and for the two years ended December
31, 1997. On November 30, 1998, our appointment as principal accountants was terminated. We have read R.H.
Phillips, Inc.'s statements included under Item 4, paragraphs 3 and 4 of its Form 8-K dated November 30,
1998, and we agree with such statements.

Very truly yours,

//s//KPMG Peat Marwick LLP